SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

DONOGHUE FORLINES LLC

THIS SECOND AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of September 21, 2022, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and Donoghue Forlines LLC, a Massachussets Company (the "Adviser") located at One International Place, Suite 310, Boston, Massachusetts 02110.

RECITALS:

WHEREAS, the parties previously entered into as Investment Advisory Agreement between Northern Lights Fund Trust and Donoghue Forlines LLC dated as of May 20, 2010 (the “Agreement”);

WHEREAS, the Trust’s Board of Trustees subsequently changed the name of the Power Income Fund to Donoghue Forlines Tactical Income Fund, Power Dividend Index Fund to Donoghue Forlines Dividend Fund, Power Momentum Index Fund to Donoghue Forlines Momentum Fund, Power Tactical Allocation/JAForlines to Donoghue Forlines Tactical Allocation Fund, Power Floating Rate Index Fund to Donoghue Forlines Risk Managed Income Fund, Power Dividend Mid-Cap Index Fund to Donoghue Forlines Dividend Mid-Cap Fund, respectively, and the purpose of this Amendment is to acknowledge and reflect the new name;

NOW, THEREFORE, the parties hereto agree as follows:

1.	All references in the Agreement to “Power Income Fund” shall be replaced with “Donoghue Forlines Tactical Income Fund”, “Power Dividend Index Fund” shall be replaced with “Donoghue Forlines Dividend Fund”, “Power Momentum Index Fund” shall be replaced with “Donoghue Forlines Momentum Fund”, “Power Tactical Allocation/JAForlines” shall be reaplced with “Donoghue Forlines Tactical Allocation Fund” and “Power Floating Rate Index Fund” shall be replaced with “Donoghue Forlines Risk Managed Income Fund” respectively.
2.	The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: /s/Kevin Wolf

Name: Kevin Wolf

Title: President

DONOGHUE FORLINES LLC

By: /s/Jeffrey R. Thompson

Name: Jeffrey R. Thompson

Title: CEO